Exhibit 99.1

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

AssuranceAmerica Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

120,000,000 shares of Common Stock, $0.01 par value

5,000,000 shares of Preferred Stock, $0.01 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

12,000 shares of Common Stock, $0.01 par value

5,000,000 shares of Preferred Stock, $0.01 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

In addition to the reduction in the number of authorized shares of Common Stock reflected in Items 3 and 4 above, this Certificate of Change also effects a reverse stock split whereby each (continued on Exhibit A)

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Stockholders of record holding 10,000 or more shares of Common Stock as of the effective date and time of the reverse stock split are entitled to receive fractional shares of (continued on Exhibit B)

7.	Effective date and time of filing: (optional)	Date:	March 11, 2013	Time:	11:59 p.m. ET
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

EVP
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 8-31-11

Exhibit A

(Continued from Item 5):

10,000 shares of Common Stock issued and outstanding as of the effective date and time of the reverse stock split is converted into one (1) share of Common Stock.

Exhibit B

(Continued from Item 6):

Common Stock as a result of the reverse stock split.

Stockholders of record holding fewer than 10,000 shares of Common Stock as of the effective date and time of the reverse stock split are entitled to receive, as a result of the reverse stock split, and in lieu of any fractional shares of Common Stock, a cash payment equal to $0.04 per each pre-reverse stock split share of Common Stock held by them as of such date and time. As a result of the reverse stock split, 4.8% of the outstanding shares of pre-reverse stock split Common Stock will be cashed out.